EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of March, 2007, by and between Rubicon Financial Incorporated, a Delaware corporation (“Rubicon”), and Thomas Jandt (“Jandt”).

W I T N E S S E T H:

WHEREAS, the officers, managers and/or directors of Rubicon are of the opinion that Jandt has education, experience and/or expertise which is of value to Rubicon and its stockholders, and

WHEREAS, Rubicon and Jandt desire to enter into this Employment Agreement, pursuant to which Jandt shall be employed by Rubicon, to set forth the respective rights, duties and obligations of the parties hereto.

NOW THEREFORE, in consideration of the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, Rubicon and Jandt agree as follows:

1.	EMPLOYMENT. Rubicon hereby agrees to employ Jandt and Jandt hereby accepts such employment, upon the terms and conditions hereinafter set forth.

2.	TERM. For purposes of this Agreement, “Term” shall mean the original term (as defined in Section 2.1 below), if Renewal Term is initiated, then “Term” shall mean the renewal term period.

2.1	Original Term: The Term of this Agreement shall commence on March 1, 2007 and expire on February 28, 2010, unless sooner terminated pursuant to the terms and provisions herein stated.

2.2

Renewal: At any time prior to the expiration of the Original Term, as stated above, Rubicon and Jandt may, by mutual written agreement, extend Jandt’s employment under the terms of this Agreement for such additional periods as they may agree.

3.	COMPENSATION.

3.1

Salary: Jandt has agreed to waive any salary for the services performed under this Agreement until such time as Rubicon has established or acquired a subsidiary in the brokerage industry and Jandt becomes a full-time employee of such subsidiary. However, Rubicon’s board of directors may agree to pay Jandt a base salary at any time during the Term of this Agreement. Such salary, if any, shall be payable in accordance with Rubicon’s normal policies but in no event less often than semi-monthly (the “Salary”).

3.2

Signing Bonus: Rubicon shall pay Jandt a one-time signing bonus of One Hundred Thousand Dollars ($100,000.00) within five (5) days of executing this Agreement. If Jandt does not remain employed by Rubicon for the entire Original Term of this Agreement, Jandt will refund a monthly pro-rated amount ($2,777.78) of his signing bonus back to Rubicon.

3.3	Restricted Stock Grant: Rubicon shall issue to Jandt’s nominee, PCG Investments, LLC, a signing bonus of Two Million Three Hundred Thousand (2,300,000) shares of Rubicon’s restricted common stock.

Such shares may not be pledged, hypothecated, transferred or otherwise liquidated during the Term of this Agreement without the written approval of Rubicon’s board of directors. Further, the certificates evidencing such shares shall contain the following restrictive legend:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OR ANY APPLICABLE JURISDICTIONS OR UNLESS PURSUANT TO ANY EXEMPTION THEREFROM.

3.4	Stock Option Plan/Stock Purchase Plan: Jandt shall be eligible to participate in Rubicon’s Stock Option Plans and Stock Purchase Plans, if any, during the term of employment.

4.	JANDT BENEFITS.

4.1

General Benefits: Jandt shall be entitled to receive or participate in all benefit plans and programs of Rubicon currently existing or hereafter made available to executives or senior management of Rubicon, including but not limited to, dental and medical insurance, pension and profit sharing plans, 401(k) plans, incentive savings plans, stock option plans, group life insurance, and other fringe benefits.

4.2

Vacation: Jandt shall be entitled during each twelve (12) month period during the Term of this Agreement to a vacation of two (2) weeks during which time Jandt’s compensation will be paid in full. Unused days of vacation will be compensated in accordance with Rubicon’s policy as established by Rubicon from time to time. Jandt may take the vacation periods at any time during the year as long as Jandt schedules time off as to not create hardship on Rubicon. In addition, Jandt shall have such other days off as shall be determined by Rubicon and shall be entitled to paid sick leave and paid holidays in accordance with Rubicon’s policy.

4.3

Expense Reimbursement: During the employment term, Rubicon shall reimburse Jandt for reasonable out-of-pocket expenses incurred in connection with Rubicon’s business, subject to pre-approval of expenses in excess of $500.00 and such other policies as Rubicon may from time to time reasonably establish for its employees.

5.	DUTIES/SERVICE.

5.1

Position: Jandt is employed as Executive Vice President of Business Development and shall perform such services and duties as are defined in Addendum A, Job Description, attached hereto, and as are normally associated with such position, subject to the direction, supervision and rules and regulations of Rubicon. Further, Jandt is responsible for incubating a NASD licensed broker/dealer to be a wholly owned subsidiary of Rubicon. Jandt shall also be the licensed principle of the subsidiary.

5.2	Place of Employment: The place of Jandt’s employment and the performance of Jandt’s duties will be at Rubicon’s corporate headquarters or at such location as agreed upon by Rubicon and Jandt.

5.3

Extent of Services: Jandt shall at all times and to the best of his ability perform his duties and obligations under this Agreement in a reasonable manner consistent with the interests of Rubicon. The precise services of Jandt may be extended or curtailed, from time to time at the discretion of Rubicon, and Jandt agrees to render such different and/or additional services of a similar nature as may be assigned from time to time by Rubicon.

5.3.1      Except for his current position as a licensed broker with Advantage Investment Strategies and as otherwise agreed by Rubicon and Jandt in writing, it is expressly understood and agreed that Jandt’s employment is fulltime and of a critical nature to the success of Rubicon and is therefore exclusive. Jandt may not be employed by other entities or otherwise perform duties and undertakings on behalf of others or for his own interest unless pre-approved by the Board of Directors. Rubicon acknowledges that Jandt presently, or may in the future, serve on the Board of Directors of other companies and such action shall not be a breach of this section; provided, however, that such companies either: (a) are listed on Addendum B, attached hereto; or (b) do not compete with Rubicon or interfere with the performance of Jandt’s duties pursuant to this Agreement, as determined in the reasonable judgment of the Board of Directors.

5.3.2      Additionally, Rubicon recognizes that Jandt has, or may have in the future, non-passive equity positions in other companies, which either: (a) are listed on Addendum B attached hereto; or (b) do not compete with Rubicon in the reasonable judgment of the Board of Directors. Rubicon recognizes that such equity positions may occasionally require some limited attention from Jandt during normal business hours. However, Jandt agrees that if such time is considered excessive by the Board of Directors, Jandt shall be so advised and noticed by Rubicon and Jandt shall be required to make appropriate adjustments to ensure his duties and obligations under this Agreement are fulfilled.

6.

TERMINATION. The Term of this Agreement shall end upon its expiration pursuant to Section 2 hereof, provided that this Agreement shall terminate prior to such date: (a) upon Jandt’s resignation, death or permanent disability or incapacity; or (b) by Rubicon at any time for “Cause” (as defined in Section 6.4 below) or without Cause.

6.1

BY RESIGNATION: If Jandt resigns with “Good Reason” (as defined below), this Agreement shall terminate but, Jandt shall continue to receive, for a one-month period, Jandt’s Salary payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Jandt of duties substantially and materially inconsistent with the position and nature of Jandt’s employment, the substantial and material reduction of the duties of Jandt which is inconsistent with the position and nature of Jandt’s employment, or the change of Jandt’s title indicating a substantial and material change in the position and nature of Jandt’s employment; or (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Jandt’s compensation and benefits without Jandt’s written consent. If Jandt resigns without Good Reason, Jandt shall be entitled to receive Jandt’s Salary only through the date of such resignation.

6.2

BY REASON OF INCAPACITY OR DISABILITY: If Jandt becomes so incapacitated by reason of accident, illness, or other disability that Jandt is unable to carry on substantially all of the normal duties and obligations of Jandt under this Agreement for a continuous period of thirty (30) days (the “Incapacity Period”), this Agreement shall terminate For purposes of the foregoing, Jandt’s permanent disability or incapacity shall be determined in accordance with Rubicon’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Rubicon’s Board of Directors in its good faith judgment based upon Jandt’s inability to perform normal and reasonable duties and obligations.

6.3

BY REASON OF DEATH: If Jandt dies during the Term of this Agreement, Rubicon shall pay to the estate of Jandt any earned Salary only through the date of Jandt’s death. Other death benefits, if any, will be determined in accordance with the terms of Rubicon’s benefit plans and programs.

6.4

FOR CAUSE: If the Term of this Agreement is terminated by Rubicon for Cause Jandt shall be entitled to receive Jandt’s Salary only through the date of termination. However, if a dispute arises between Rubicon and Jandt that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 11.8, Rubicon shall have the option to pay Jandt the lump sum of two (2) months base of Jandt’s Salary at the time of termination (the “Severance Payment”) rather than Jandt’s Salary through the date of termination. Such determination to pay the Severance Payment in lieu of Jandt’s Salary shall be made in the reasonable judgment of the Board of Directors. If Rubicon elects to make a payment to Jandt of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 6.6 shall be Jandt’s complete and exclusive remedy for such a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act of dishonesty or fraud with respect to Rubicon; (ii) the commission by Jandt of a felony, a crime involving moral turpitude or other act causing material harm to Rubicon’s standing and reputation; (iii) Jandt’s continued material failure to perform Jandt’s duties to Rubicon after ten (10) days’ written notice thereof to Jandt; or (iv) gross negligence or willful misconduct by Jandt with respect to Rubicon. Rubicon shall provide Jandt, within ten (10) days of becoming aware of a “For Cause” breach, written notice, which shall include written documentation, if any, of the “For Cause” breach, as defined above. Upon receipt of the written notice, Jandt shall have ten (10) days to respond to Rubicon’s notice and attempt to cure or resolve the “For Cause” breach.

6.5

WITHOUT CAUSE: If, during the Term of this Agreement, Rubicon terminates Jandt’s employment without Cause, Jandt shall be entitled to receive, for a two-month period, Jandt’s Base Salary, payable in periodic installments on Rubicon’s regular paydays, at the rate then in effect.

6.6

EFFECT OF TERMINATION ON UNUSED VACATION TIME: Upon the termination of this Agreement for any reason whatsoever, Jandt shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

7.	Trade Secrets and Confidentiality.

7.1

Nondisclosure: Without the prior written consent of Rubicon, Jandt shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Jandt’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Rubicon and/or its Affiliates, as hereinafter defined, it being the intent of Rubicon, with which intent Jandt hereby agrees, to restrict Jandt from disseminating or using any like information that is unpublished or not readily available to the general public.

Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Rubicon.

7.2

Return of Property: Upon the termination of this Agreement, Jandt shall deliver to Rubicon all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Rubicon or its Affiliates and their activities, business and customers.

7.3

Notice of Compelled Disclosure: If, at any time, Jandt becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Jandt shall provide Rubicon with prompt, prior written notice of such requirement so that Rubicon may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Rubicon waives compliance with the provisions hereof, Jandt agrees to furnish only that portion of the Confidential Information which Jandt is advised by written opinion of counsel is legally required and exercise Jandt’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Jandt shall not oppose action by Rubicon to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

7.4

Assurance of Compliance: Jandt agrees to represent to Rubicon, in writing, at any time that Rubicon so request, that Jandt has complied with the provisions of this section, or any other section of this Agreement.

8.

RETURN OF RUBICON PROPERTY. Jandt agrees that upon any termination of his employment, Jandt shall return to Rubicon within a reasonable time not to exceed two (2) weeks, any of Rubicon’s property in his possession or under his control, including but not limited to, computer/office automation equipment, records and names, addresses, and other information with regard to customers or potential customers of Rubicon with whom Jandt has had contact or done business.

9.	RELATIONSHIP OF PARTIES. The parties intend that this Agreement create an Employee-Employer relationship between the parties.

10.

NOTICES. All notices, required and demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail and forwarded by Registered or Certified Mail, Return Receipt Requested, postage prepaid, or when forwarded via reputable overnight carrier, addressed to the party to whom such notices is being given at the following address:

As to Rubicon:	Rubicon Financial Incorporated

19200 Von Karman, Suite 350

Irvine, CA 92612

Attn: Chief Executive Officer

As to Jandt:	Thomas Jandt
21091 Shadow Rock Lane
Trabuco Canyon, CA 92679

Address Change: Any party may change the address(es) at which notices to it or him, as the case may be, are to be sent by giving the notice of such change to the other parties in accordance with this Section 10.

11.	MISCELLANEOUS.

11.1

Entire Agreement: This Agreement and the Addendums hereto contain the entire agreement of the parties. This Agreement may not be altered, amended or modified except in writing duly executed by the parties.

11.2	Assignment: Neither party, without the written consent of the other party, can assign this Agreement.

11.3	Binding: This Agreement shall be binding upon and inure to the benefit of the parties, their personal representative, successors and assigns.

11.4	No Waiver: The waiver of the breach of any covenant or condition herein shall in no way operate as a continuing or permanent waiver of the same or similar covenant or condition.

11.5

Severability: If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid provision with at valid provision which most closely approximates the intent of the invalid provision.

11.6	Interpretation: This Agreement shall not be construed more strongly against any party hereto regardless of which party may have been more responsible for the preparation of Agreement.

11.7	Governing Law: This Agreement shall be governed by and construed under the laws of the State of California, without reference to the choice of law principles thereof.

11.8	Arbitration:

11.8.1

Any controversy, dispute or claim of whatever nature in any way arising out of or relating to Jandt’s employment with Rubicon, including, without limitation (except as expressly excluded below in Section 11.8.2) any claims or disputes by Jandt against Rubicon, or by Rubicon against Jandt, concerning, arising out of or relating to the separation of that employment; any other adverse personnel action by Rubicon; any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy; any Rubicon disciplinary action; any Rubicon decision regarding a Rubicon policy or practice, including but not limited to Jandt’s compensation or other benefits; and any other claim for personal, emotional, physical or economic injury (individually or collectively, “Covered Claims”) shall be resolved, at the request of any party to this Agreement, by final and binding arbitration in Santa Ana, California before Judicial Arbitration Mediation Services (“JAMS”) in accordance with JAMS’ then-current policies and procedures for arbitration of employment disputes.

11.8.2

The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Jandt for workers’ compensation benefits or for benefits under a Rubicon plan that provides its own arbitration procedure; and any claim by either party for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against the other party.

11.8.3

This agreement to submit all Covered Claims to binding arbitration in no way alters the exclusivity of Jandt’s remedy under Section 6.5 in the event of any termination without Cause or the exclusivity of Jandt’s remedy under Section 6.4 in the event of any termination with Cause, and does not require Rubicon to provide Jandt with any type of progressive discipline.

11.9

Titles: Titles to the sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provisions of this Agreement.

11.10	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original, but together which shall constitute one and the same instrument.

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{SIGNATURE PAGE TO FOLLOW}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

Rubicon:	Rubicon Financial Incorporated

a Delaware corporation

By:/s/ Joseph Mangiapane

Joseph Mangiapane, Jr., CEO

Jandt:

By:/s/ Thomas Jandt

Thomas Jandt

ADDENDUM A

Job Description for Thomas Jandt

Job Title:	Executive Vice President of Business Development
Department:	Executive
Reports To:	Chief Executive Officer

SUMMARY

The Executive Vice President of Business Development (EVP) - is responsible for general business development in all aspects of Rubicon’s business.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned.

•	Identify acquisition and merger candidates for Rubicon

•	Identify strategic partners for JV projects, investments and other business opportunities that will provide revenue to Rubicon

•	Secure contracts/agreements with various financial services companies to either resell Rubicon’s products and services or run their business through Rubicon as “branch offices” or the like.

•	Incubate a broker/dealer under the name “Rubicon Securities” and serve as its principle

•	Assist in identifying investors or funding sources for Rubicon and its subsidiaries/divisions

•	Consult with the CEO to devise a business development strategy for a wide range of Rubicon's services.

•

Assist the Corporation in recruiting, educating, training, directing, and managing, when and as directed, distributors, dealers, VARs, independent sales representatives and others to assist in sales and distribution of the products

•	Advise the CEO on competing or complementary services

•	Manage relationships with existing customers and develop relationships with new customers

•	Assist Rubicon in preparing sales literature and sales aids

A-1

•	Identify new products and technologies which might be commercially exploited by Rubicon

•	Assist in special projects, as directed by Rubicon management

•	Perform such other duties as are customarily performed by a Vice President and such other duties as reasonably arise from the obligations of the Vice President position

A-2

ADDENDUM B

Approved Non-Rubicon Financial Incorporated

Business Activity Exemptions

Description of Business Activity
1.	Broker with Advantage Investment Strategies
2.	Owner of The Private Client Group
3.	Managing Member of PCG Investments, LLC

Equity Positions

1.

 B-1